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                                                                    EXHIBIT 5.01

                     [MARTIN & ASSOCIATES, P.C. LETTERHEAD]



                                October 20, 1999



Fibr-Plast Corporation
3225 South Norwood
Suite 100
Tulsa, Oklahoma 74135

Ladies & Gentleman:

    Reference is made to your registration statement on Form SB-2 (the "Registration Statement) under the Securities Act of 1933, as amended (the "Act") covering 5,000,000 shares of Common Stock, $0.00002 par value (the "Shares").

    We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified document and all copies submitted to us as conformed or photostatic copies.

    On the basis of the foregoing, it is our opinion that the Shares will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable and no shareholder has or will have pre-emptive rights.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                 Very truly yours,


                                 /s/ C. RABON MARTIN
                                 -------------------
                                   C. Rabon Martin